UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission
Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement	☑	Definitive Additional Materials

☐	Soliciting Materials Pursuant to §240.14a-12

FORWARD INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Forward Industries, Inc.

700 Veterans Memorial Highway, Suite 100

Hauppauge, New York 11788

_________________________

To The Shareholders of Forward Industries, Inc.:

We are providing our shareholders with this Definitive Additional Proxy Material to supplement the disclosure provided to shareholders on the Definitive Schedule 14A filed with the Securities and Exchange Commission on December 29, 2020.

Subject to shareholder approval of Proposal 2 (Approval of the 2021 Equity Incentive Plan), approximately 85 employees, 3 non-employee directors and 15 consultants would be eligible to participate in the Plan if it were currently in place and approved by shareholders. As of the record date, approximately 87 employees, 3 non-employee directors and 15 consultants would be eligible to participate in the Plan if it were currently in place and approved by shareholders.

Awards under the Plan are subject to receiving shareholder approval of Proposal 2 and no awards have been (or will be) granted under the Plan unless shareholder approval of the Plan is obtained. The market value of the Company’s common stock was $2.16 and $3.89 as of the record date and as of January 26, 2021, respectively.